Exhibit 99.1

NEWS RELEASE	CONTACT: David Peuse
FOR IMMEDIATE RELEASE	(715) 839-2146

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES

DEFENSE CONTRACT AWARD

Eau Claire, Wisconsin (September 29, 2022) – National Presto Industries, Inc. (NYSE: NPK) announced today that on September 23, 2022, the U.S. Army awarded AMTEC Corporation, its wholly-owned subsidiary, a new 40mm Grenade Ammunition Systems contract for the Government’s Fiscal Year (FY) 2022 through 2026 requirements of tactical and practice ammunition cartridges. This sole source contract is the fifth consecutive 40mm systems contract awarded to AMTEC, representing 22 consecutive Government fiscal years (FY05 – FY26). The initial award value is $69.8 million, with deliveries scheduled to commence in late 2023. The maximum ceiling value of the contract is $826.8 million. The actual annual and cumulative dollar volume over the course of this contract award will be dependent upon military requirements and funding, as well as government procurement regulations and other factors controlled by the Army and the Department of Defense.

National Presto Industries, Inc. operates in three business segments. The Housewares/Small Appliance segment designs and sells small household appliances and pressure cookers under the PRESTO® brand name. The segment is recognized as an innovator of new products. The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, and cartridge cases. The Safety Segment consists of three startup companies. The first is Rusoh, Inc., which designs and markets the Rusoh® Eliminator® fire extinguisher, the first owner-maintained fire extinguisher. The second is OneEvent Technologies, Inc. It offers systems that provide early warning of conditions that if not corrected, could ultimately lead to significant losses. The third is Rely Innovations, Inc., which designs and sells carbon monoxide detectors for residential use.

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.